EXHIBIT NO. 10.39 – EMPLOYMENT AGREEMENT BETWEEN

MID AMERICA BANK, FSB AND THOMAS R. PERZ

[Thomas R. Perz]

MID AMERICA BANK, FSB

EMPLOYMENT AGREEMENT

This AGREEMENT, is made effective as of December 1, 2003 (“Effective Date”), by and between Mid America Bank, fsb (the “Bank”), and Thomas R. Perz (“Executive”).

WHEREAS, the Executive was previously employed by St. Francis Capital Corporation, Inc. (“St. Francis”) and by the St. Francis Bank, F.S.B. (the “St. Francis Subsidiary”); and

WHEREAS, St. Francis has merged with and into MAF Bancorp, Inc., a Delaware corporation (the “Company”) and the St. Francis Subsidiary has become a wholly-owned subsidiary of the Company through a merger with the Bank; and

WHEREAS, the Bank desires to provide for the employment of the Executive by the Bank following the Merger and the termination of his employment agreements with St. Francis and the St. Francis Subsidiary (such agreements, as amended, the “St. Francis Employment Agreements”) in order to assure itself of his expertise and experience with respect to St. Francis’s markets and customers and to facilitate the integration of St. Francis and its employees into the Company’s and Bank’s operations; and

WHEREAS, the Executive is willing to commit himself to serving the Bank on the terms and conditions herein provided;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES.

Executive shall be employed as a Managing Director of the Bank effective as of the date hereof for the Period of Employment as defined hereafter. The Executive shall report to the Chairman of the Board and Chief Executive Officer of the Bank (the “CEO”). The Executive’s duties and responsibilities shall consist of such duties and responsibilities as may from time to time be assigned to the Executive by the CEO, which duties and responsibilities shall be duties customary for a Managing Director of the Bank and will initially involve assisting in the integration of the operations of the Bank and the St. Francis Subsidiary and maintaining the retail banking customer relationships in the former St. Francis and St. Francis Subsidiary offices, representing the Bank in trade association activities, and assisting the Bank in identifying merger and acquisition candidates. The Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank.

2. PERIOD OF EMPLOYMENT.

Subject to earlier termination pursuant to Section 4 below, the period of the Executive’s employment under this Agreement (the “Period of Employment”) as a Managing Director shall commence upon the Effective Date hereof and shall continue for a period of twenty-four (24) full calendar months thereafter at which time Executive’s employment shall terminate. In this regard, the Board of Directors of the Company and Bank will review the Agreement and the Executive’s performance annually for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting.

3. COMPENSATION AND REIMBURSEMENT.

(a) Salary. During the Period of Employment, the Bank shall pay the Executive the compensation specified in this Agreement for the services performed hereunder. The Bank shall pay the Executive as compensation a base salary (“Base Salary”) of $306,000 per year. The Bank may receive reimbursement of some or all of the Base Salary from the Company as may be jointly determined by their respective Boards of Directors to appropriately reflect the allocation of the Executive’s time and efforts between the Bank and the Company.

(b) Bonuses. The Executive shall not be eligible for consideration in 2003 or any subsequent years for annual incentive bonus or other bonus compensation or to receive stock option or other equity-based or long-term incentive compensation, except to the extent otherwise determined by the Compensation Committee of the Board of Directors in its sole discretion.

(c) Vacation; Fringe Benefits. During the Period of Employment, the Executive shall be entitled to a paid vacation, periods of absence occasioned by illness and reasonable leaves of absence, use of a company automobile, and to expense reimbursement related to country club dues, participation in and attendance at professional and civic organizations, meetings and conventions, in each instance in accordance with Bank policies applicable to the Bank’s comparable executives (“Comparable Executives”).

(d) Benefit Plans. Except as set forth below, the Executive shall be eligible to participate in or receive benefits under any employee benefit plans of the Bank applicable to employees generally, including, but not limited to, tax-qualified profit sharing and 401(k) plans, tax-qualified employee stock ownership (ESOP) plans, health-and-accident plans, medical coverage or any other employee benefit plans or arrangements, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Following the end of the Period of Employment, the Bank shall continue the medical and dental insurance benefits otherwise provided hereunder for a period that shall extend through the 36 months following the Effective Date; provided, however, that nothing herein shall require the Bank to duplicate any coverage Executive may be entitled to receive in connection with service on the Board of Directors of the Company or Bank. The Executive shall not be entitled to participate in the Company’s or the Bank’s deferred compensation, supplemental retirement or any other non-qualified or executive benefit plans or programs. Executive shall be entitled to participate in the Directors’ Deferred Compensation Plan.

(e) Deferred Compensation Agreement. In accordance with the provisions of the January 1, 1999 Deferred Compensation Agreement (the “DCA”) between Executive and the St. Francis Subsidiary, the Bank, as successor to the St. Francis Subsidiary, hereby assumes the obligations of the St. Francis Subsidiary under the DCA, as modified by this paragraph 3(e). The DCA is hereby amended as provided below, it being intended that this Agreement shall constitute an amendment of the DCA made pursuant to Section 9 thereof:

(i)	Upon the termination of Executive’s employment at the end of the two-year Period of Employment set forth in Section 2 above, or upon termination of Executive’s employment prior to such date due to an Event of Termination, Executive will be entitled to receive the payments described in Section 2 of the DCA (relating to retirement), commencing on January 1, 2010.

(ii)	In the event Executive’s employment terminates due to Disability (as defined in paragraph 4(f) below) or death, then payments shall be made under Sections 3(c) and 4 of the DCA, as applicable.

(iii)	In the event of termination of employment for “Cause” (as defined in paragraph 4(e) below), no payments shall be made under the DCA.

(iv)	In the event Executive voluntarily resigns prior to the end of the two-year Employment Period set forth in Section 2 above, other than due to Disability or circumstances constituting an Event of Termination, then a lump sum payment determined in accordance with Section 3(a) of the DCA will be paid to Executive.

4. TERMINATION; NOTICE.

(a) The Bank may terminate the Executive’s employment with the Bank at any time, with or without Cause. The Executive may terminate his employment with the Bank at any time for any reason.

(b) As used in this Agreement, an “Event of Termination” shall mean:

(i)	the termination by the Bank of the Executive’s full-time employment hereunder for any reason other than for Cause or death, or

(ii)	the voluntary termination by the Executive of employment with the Bank and the Company following a substantial breach of this Agreement by the Bank which breach is not cured by the Bank within thirty (30) days following the date the Executive gives written Notice of Termination indicating the Executive’s intention to voluntarily terminate employment as a result thereof. For purposes of this section, “substantial breach” by the Bank shall include, but not be limited to, either of the following events:

(1) a reduction by the Bank in the Executive’s Base Salary or failure to pay or provide the compensation described in paragraphs 3(c) and (d) above, in either case without the Executive’s written consent; or

(2) the Bank requires the Executive’s principal office location to be outside of the Milwaukee, Wisconsin metropolitan area, without Executive’s written consent and exclusive of required business travel.

(c) Following the occurrence of an Event of Termination, the Bank shall continue to pay to the Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as liquidated damages, the Base Salary described in paragraph 3(a) above (or in the case in which the Event of Termination is due to Disability, 75% of the Base Salary) and to continue the life, medical (to the extent not otherwise provided due to his status as a director) and other insurance benefits otherwise provided hereunder for the remainder of the Period of Employment (except as otherwise provided in paragraph 4(f)), as if Executive’s employment continued hereunder (provided that with respect to medical and dental coverage only, such period shall extend through the 36 months following the Effective Date), in exchange for such payments and benefits the Executive (or his beneficiary in the event of his death) shall execute and deliver to the Bank a release and settlement agreement pursuant to which the Executive shall waive any and all claims resulting from employment at or termination from the Bank other than payments or benefits which are expressly provided for in this Agreement or are due under the Statement of Benefits entered into by and among the Executive, Company, Bank, St. Francis and St. Francis subsidiary in connection with the Merger. The Executive shall take reasonable steps to obtain employment and thereby mitigate the amount of liquidated damages due under this paragraph 4(c) (except in the case of Disability); provided, however, that the Executive shall not be required to accept a position other than one within a 35 mile radius of the City of Milwaukee, Wisconsin. If, during any portion of the period during which payment of liquidated damages in the form of Base Salary is continuing to the Executive pursuant to paragraph 4(c) above, Executive shall receive earned income within the meaning of Section 911(d)(2)(A) of the Code, the aggregate amount of liquidated damages to be paid or provided under paragraph 4(c) this Agreement shall be correspondingly reduced by such earned income (other than earned income received from the Company or any of its subsidiaries) and, if necessary, liquidated damages payments returned to the Company.

(d) The term “for Cause” shall mean termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry.

(e) The term “Disability” shall mean the Executive’s absence from his duties on a full-time basis for six (6) consecutive months as a result of his incapacity due to physical or mental illness and his failure to return to full-time performance of his duties within thirty (30) days after written notice of potential termination is given to Executive by the Company or Bank. Any Base Salary payments and insurance benefits that, pursuant to the provisions of paragraph 4(c), continue after an Event of Termination that is the result of Disability, will end on the earlier of: (i) the date Executive’s full-time employment begins with another employer; (ii) the date of Executive’s death; (iii) the date that is one year after the Date of Termination; or (iv) the date that is 36 months after the Effective Date. The amount of any such payments will be offset by any payments actually received by Executive from (a) any disability plans provided by the Bank, and/or (b) any governmental social security or worker’s compensation program.

(f) Any termination by the Company or Bank or by Executive shall be communicated by Notice of Termination to the other party hereto and the termination shall become effective as of the “Date of Termination” with respect thereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for the termination. The “Date of Termination” shall be:

(i)	thirty (30) days after the Notice of Termination is given if the Notice of Termination is given by the Company or Bank without Cause or due to Disability, or by the Executive in the absence of a substantial breach of the Agreement; or

(ii)	the date the Notice of Termination is given if the termination is by the Company or Bank for Cause; or

(iii)	thirty (30) days after the Notice of Termination is given if the Notice of Termination is given in connection with a substantial breach of the Agreement by the Company or the Bank and such breach is not cured within such thirty (30) day period.

5. POST-EMPLOYMENT RESTRICTIVE COVENANTS.

The Executive’s activities during his employment and following the termination of his employment for any reason shall be subject to the Agreement Regarding Post-Employment Restrictive Covenants attached hereto as Appendix A.

6. EFFECT ON PRIOR AGREEMENTS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment or severance compensation agreements between Executive and St. Francis or the St. Francis Subsidiary. This Agreement shall not, however, alter or supercede any stock option agreements, deferred compensation arrangements or Statement of Benefits (described in paragraph 4(c) above) between the Company, Bank, St. Francis and/or St. Francis Bank and Executive as in effect immediately following the Merger.

7. MODIFICATION AND WAIVER.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

8. TAX WITHHOLDING.

The Bank may withhold from any amounts payable to the Executive under this Agreement all applicable Federal, State, local or other withholding taxes. In the event the Bank fails to withhold such sums for any reason, it may require the Executive to promptly remit to it sufficient cash to satisfy all applicable income and employment withholding taxes.

9. ARBITRATION.

Except as expressly set forth elsewhere in this Agreement, it is mutually agreed between the parties that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy (hereinafter referred to as “grievance”) involving the interpretation of this Agreement or the terms or conditions of this Agreement or the terms, conditions or termination of the Executive’s employment with the Company or Bank. It is the intention of the parties that the arbitration award shall be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms. Arbitration shall be initiated by one party filing a written demand on the other party. Any demand for arbitration by the Executive shall be made within 20 days after receipt of the Notice of Termination. The arbitrator shall be chosen in accordance with the voluntary labor arbitration rules of the American Arbitration Association. The place of the arbitration shall be the offices of the American Arbitration Association in Chicago, Illinois. The arbitrator shall not have jurisdiction or authority to change any of the provisions of this Agreement but shall interpret or apply any clause or clauses of this Agreement. The arbitrator shall have the power to compel the attendance of witnesses at the hearing. The parties stipulate that the provisions hereof, and the decision of the arbitrator with respect to any grievance, shall be the sole and exclusive remedy for any alleged breach of the employment relationship and in such event the Company or Bank shall be entitled to seek relief in any court having jurisdiction thereof. The parties hereby acknowledge that subject to the foregoing exception, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement and that the decision of the arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administration agency with respect to any grievance which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to any grievance, survive the termination or expiration of the Executive’s employment under this Agreement.

10. REQUIRED REGULATORY PROVISIONS

(a) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under section 8(e)(3), or section 8(g)(1), of the Federal Deposit Insurance Act [12 U.S.C. §1818(e)(3) and (g) (1)], the Bank’s obligations under the Agreement shall be suspended as of the date of service of the notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall (i) pay Executive all of the compensation withheld while their obligations under this Agreement were suspended, and (ii) reinstate such obligations as were suspended.

(b) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act [12 U.S.C. §1818(e)(4) or (g) (1)], the obligations of the Bank under the Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c) If the Bank is in default as defined in section 3(x)(1) of the Federal Deposit Insurance Act [12 U.S.C. 1813(x)(1)], all obligations under the Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the Executive.

(d) All obligations under the Agreement shall be terminated, except to the extent continuation of the contract is necessary for the Company’s and Bank’s continued operations (i) by the FDIC at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company or Bank under the authority of section 13(c) of the Federal Deposit Insurance Act; or (ii) by the OTS upon approval of a supervisory merger to resolve problems related to operation of the Company or Bank or when the Company or Bank are determined by the OTS to be in an unsafe or unsound condition. Any rights of the parties already vested, however, shall not be affected by such action.

(e) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and FDIC Regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments.

11. MISCELLANEOUS.

(a) If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

(b) The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(c) To the extent not preempted by Federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

(d) Notwithstanding anything herein to the contrary, to the extent that any compensation or benefits are paid to or received by Executive from the Bank, the Company or any other subsidiary of the Company, such compensation or benefits shall be deemed to satisfy the Bank’s obligations hereunder.

12. SUCCESSORS.

This Agreement shall be binding upon and inure to the benefit of the Bank, and its successors and Executive and his successors and assigns. The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, effective as of the date first written above.

MID AMERICA BANK, FSB

By:	/s/ Allen H. Koranda

Allen H. Koranda Chairman and Chief Executive Officer

Executive:

/s/ Thomas R. Perz

Thomas R. Perz